Exhibit 3.41

CERTIFICATE OF INCORPORATION

OF

MEDIFAX-EDI HOLDING COMPANY

1.

NAME

The name of the corporation is MediFAX-EDI Holding Company (the “Corporation”).

2.

PURPOSE AND NATURE OF BUSINESS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware. The Corporation will have perpetual existence.

3.

CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is 100 shares of common stock, par value $0.01 per share.

4.

DIRECTORS

4.1. Powers. In addition to the powers and authorities hereinabove or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the statutes of the State of Delaware, of this Certificate of Incorporation, and to any Bylaws from time to time adopted; provided, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

4.2. Bylaws. The Board of Directors is expressly authorized to adopt, amend and repeal the Bylaws of the Corporation.

5.

DIRECTOR LIABILITY

The directors of the Corporation shall be entitled to the full benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article 5 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

6.

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.